EXHIBIT 10.12

                     PERSONAL SERVICES MANAGEMENT AGREEMENT

         THIS AGREEMENT, dated as of June 7, 1996, sets forth the agreements and understandings between GOLDEN BEAR GOLF, INC., a Florida corporation having its principal place of business at 11780 U.S. Highway #1, Suite 400, North Palm Beach, Florida 33408 ("Representative"), GOLDEN BEAR INTERNATIONAL, INC., a Florida corporation having its principal place of business at 11780 U.S. Highway #1, Suite 400, North Palm Beach, Florida 33408 ("GBI"), and JACK W. NICKLAUS ("Nicklaus"), an individual having a business address at 11780 U.S. Highway #1, Suite 400, North Palm Beach, Florida 33408, as follows:

         1. EXCLUSIVE MANAGEMENT RELATIONSHIP; TERM. By signing this Agreement, GBI and Nicklaus hereby retain Representative as the exclusive manager and representative of Nicklaus in connection with the development, management and marketing of certain personal endorsement services which may be provided by Nicklaus as a celebrity for third parties not affiliated with GBI or Representative (the "Clients"), as more particularly described in this Agreement. GBI and Nicklaus confirm to Representative that neither of them is presently subject to any other management agreements, commitments or understandings which would conflict with this Agreement, and that they will not enter into any conflicting management relationships involving the endorsement services of Nicklaus during the term of this Agreement (as defined in Paragraph 9, below). Representative may represent, manage or otherwise provide marketing services similar to those contemplated by this Agreement to, any other professional golfer during the term of this Agreement without the prior written consent of GBI, provided however, that Representative will not utilize its representation activities under this Agreement or any confidential information entrusted to Representative by GBI or Nicklaus in connection therewith, or otherwise take unfair advantage of its corporate affiliations with GBI or Nicklaus or its licensing relationships with GBI: (i) to further the interests of any other professional golfer in obtaining personal services contracts where such contract opportunities would otherwise be reasonably available to Nicklaus, or (ii) to imply the endorsement of GBI or Nicklaus for the personal services of such a golfer, unless such activities have been expressly approved by GBI in writing.

           2. MANAGEMENT SERVICES OF GBI. The parties acknowledge that GBI will continue to manage Nicklaus' career as a professional golfer, and will be solely responsible for scheduling PGA Tour and Senior Tour events and other golf tournaments on behalf of Nicklaus, for promoting his personal services as a golfer in golf exhibitions, events and outings, and for coordinating his scheduled activities as a professional golfer with his other business commitments, including his services as a golf course designer to GBI's Nicklaus Design division. GBI will also have the exclusive right as between the parties, subject to the terms and conditions of its agreements with Nicklaus and his affiliated parties, to provide the personal services of Nicklaus as a speaker, author, commentator or performer in connection with personal appearances where such services are promoted directly to the public, or to patrons of or contributors to an event, rather than being utilized to endorse or promote the products and services of a third party. GBI will advise Representative promptly of all personal service


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commitments and other business and travel commitments undertaken by Nicklaus individually and on behalf of GBI, and the parties will use their best efforts to resolve any scheduling conflicts which arise as a result of Nicklaus' various professional and personal activities. In the event the parties are unable to resolve a conflict, Nicklaus shall make the final determination as to his schedule after consultation with GBI and Representative.

           3. PERSONAL APPEARANCES AND OTHER ENDORSEMENT SERVICES. Representative will serve as the exclusive world-wide representative of Nicklaus in connection with the marketing and solicitation of non-golf related personal appearances and other personal service opportunities where Nicklaus' services are utilized by third parties as a commercial spokesman or celebrity endorser of businesses, products and services which are not marketed under any trademarks owned or licensed by GBI (collectively, the "Personal Services"), including without limitation, promotional or motivational speaking engagements with Clients, attendance at promotional and public relations events, appearing as a model or performer in media advertising, providing support for direct marketing activities to consumers or businesses, and lending his personal endorsement to products or services used or recommended by him, whether such endorsement is made directly by Nicklaus or by attribution to Nicklaus of specific statements approved by him. It is the intention of the parties that the Personal Services will consist of and be limited to those activities where the personal services of Nicklaus are retained by a Client in order to lend his prestige as a professional golfer, businessman, golf course designer, or public figure to a business, product or non-golf event developed or marketed by such Client, but will exclude those marketing activities conducted personally by Nicklaus in support of trademark and endorsement licensing activities of Representative under license from GBI and in support of GBI in the conduct of its Retained Businesses (as defined below). Representative shall be responsible for reviewing all requests from prospective Clients for Personal Services received by Representative, GBI and Nicklaus, and for recommending Personal Service opportunities for final review and acceptance by GBI and Nicklaus in their discretion. In reviewing such requests, Representative shall give due consideration to the reasonable directions of GBI and Nicklaus and to Nicklaus' availability as determined by GBI. For purposes of this Agreement, all talent and use fees, honoraria and other compensation paid by Clients contracting for Nicklaus' Personal Services shall be included in the calculation of Net Revenues, provided however, that the value of any goods or services provided by Clients to Nicklaus or members of his immediate family which they are required to personally use or use for promotional purposes in support of his endorsement shall be excluded from the calculation of Net Revenues.

           4. DUTIES OF REPRESENTATIVE. Unless otherwise directed by GBI, Representative will actively work to promote Nicklaus' personal services, to identify potential Clients, and to locate and develop Personal Services suitable for Nicklaus' participation, according to such guidelines as may reasonably be provided by GBI from time to time. Representative will also assist GBI in the negotiation with Clients of those Personal Service deals which GBI authorizes Representative to pursue on Nicklaus'


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behalf, provided that GBI and Nicklaus shall have a right of final approval over any binding contract negotiated with a Client under this Agreement (each, a "Service Contract"). Upon execution and delivery of a Service Contract, Representative shall be responsible for providing all management services required for GBI to fulfill such contract except as otherwise expressly agreed by GBI or Nicklaus personally, including, without limitation: (i) coordination of Client service requirements with Nicklaus' schedule, and generally acting as a liaison between Nicklaus and the Clients retaining his personal services, (ii) where required by the terms of any Service Contract, reviewing the details of any events or promotional activities and the scripts, storyboards and/or copy of any media advertising with Nicklaus to secure his approval thereof, and assisting Nicklaus in communicating to the Clients any comments or revisions requested by Nicklaus in order to secure such approval, (iii) making all travel, set-up and practice/rehearsal arrangements required in connection with any services to be rendered to Clients by Nicklaus, (iv) coordinating personal supplies of endorsed products with the Clients and any third party providers involved in customizing such products to Nicklaus' personal specifications where appropriate, and (v) providing follow-up services to assure Client satisfaction with services performed by Nicklaus under the Service Contracts. The parties acknowledge that GBI and JWN are presently parties to those contracts and arrangements with Clients described in Schedule "1" annexed hereto (the
"Existing Contracts") which provide for the provision by JWN of personal services of the kind covered by this Agreement. Commencing on the Effective Date (as defined below), the parties agree that GBI shall delegate and Representative shall assume all of GBI's ongoing responsibilities for management of the Existing Contracts under the terms of this Paragraph, and that such Existing Contracts shall be treated thereafter as Service Contracts subject to the terms of this Agreement except as otherwise provided herein.

           5. COMPENSATION AND EXPENSES. As a fee for the services provided under this Agreement, GBI and Nicklaus agree that Representative shall be entitled to receive a percentage of the Net Revenues received, in any form, by GBI, Nicklaus and/or any other parties designated by Nicklaus as compensation for Nicklaus' services under any Service Contract which is signed or substantially negotiated during the term of this Agreement and from any extension, renewal or renegotiation of such Service Contract which is finalized during such term. Such percentage shall be determined by mutual agreement of the parties on a case by case basis prior to the time each Service Contract is signed, provided that the parties agree that the minimum fee payable to Representative from each Service Contract in any event shall be twenty percent (20%) of Net Revenues. GBI and Nicklaus further agree that Representative shall be paid thirty percent (30%) of the Net Revenues received, in any form, by GBI and/or any other parties designated by Nicklaus as compensation for Nicklaus' services under the Existing Contracts and from any extension, renewal or renegotiation of any Existing Contract which is finalized during the term of this Agreement, provided that, for purposes of calculating the compensation due to Representative under this Paragraph, Net Revenues shall not include any revenues earned by GBI or Nicklaus under the Existing Contracts prior to the Effective Date. For purposes of calculating


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Representative's fees hereunder, Net Revenues will include all cash payments made by Clients to GBI and/or parties designated by Nicklaus and the fair market value of any property or barter credits provided by the Clients in lieu of cash compensation. Where a Service Contract provides for payment or reimbursement of expenses in addition to the agreed compensation, expense advances and reimbursements made to Nicklaus or any other party assisting him in the performance of his services will not be included in Net Revenues. Withholding taxes paid by the Clients and received by the taxing authorities for the account of GBI or a designated payee and credited for their benefit under applicable tax laws and treaties shall be included in Net Revenues, provided that any other withholding or transaction taxes imposed upon the receipts or income generated from the payments due under a Service Contract shall be excluded from Net Revenues. In addition to its agreed fees, Representative shall be entitled to payment or reimbursement by GBI or the designated payee (if there has been an assignment of rights or payments as contemplated by Section 6, below) of its out-of-pocket expenses, including travel, express and communication charges incurred by Representative's personnel in connection with the marketing, negotiation, consummation and management of Service Contracts under this Agreement, to the extent such expenses are not directly paid or reimbursed by the Client. Representative will use its best efforts to manage such expenses within such budgetary requirements as may be established by GBI and Nicklaus for marketing of new endorsement services and to obtain the commitment of Clients to reimburse ongoing expenses of Representative under any Service Contract negotiated by Representative. Unless otherwise approved for payment by a Client, or authorized for reimbursement by GBI and Nicklaus in an annual marketing budget, Representative will secure the prior approval from GBI or Nicklaus of all single expense items in excess of one thousand dollars ($1,000) and any recurring expense items expected to exceed twelve thousand five hundred dollars ($12,500) in the aggregate in any twelve (12) month period.

           6. SUBSTITUTION OF CONTRACTING PARTIES. It is understood that Nicklaus has, by executing this Agreement, reserved the right in his discretion to enter into any Service Contract in his own name or in the name of any other entity designated by him to provide his personal services to Clients where he determines that GBI is not the appropriate party to provide the required services, and that GBI and Nicklaus have further reserved the right to assign any payments due to them under a Service Contract to such parties as may be designated by them. GBI and Nicklaus acknowledge that Representative's rights and obligations under this Agreement, including without limitation, its right to receive compensation as agreed under Section 5 from GBI or the party designated by Nicklaus to enter into or perform such Service Contract, shall not be affected by an assignment of any Service Contract or payment right to a party other than GBI, either prior to or after execution of such Service Contract, and that the party assigning such payment right shall be responsible for payment to Representative of any agreed fees to the extent such fees are not paid by the designated payee under such Service Contract.

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           7. PAYMENT DIRECTIONS AND COLLECTION RIGHTS. At Representative's
request, GBI and Nicklaus agrees to direct the payment to Representative of all compensation and expense reimbursements from Service Contracts negotiated by Representative under Paragraph 3, above, and GBI and Nicklaus authorize Representative to deduct its fees and reimbursable expenses under Paragraph 5 and remit the balance as directed by them as soon as practicable after Representative's receipt of funds. Representative is further authorized by this Agreement to endorse and deposit in its bank accounts any checks received for such purposes, whether payable to Representative or to another designated payee alone or jointly, and to pay the net share over to the parties entitled to receive such funds by check or other transfer from Representative's accounts. In the event that Representative does not directly collect funds due from Client under any Service Contract, GBI and Nicklaus agree that: (i) payment in full to Representative of its percentage fees under Paragraph 5 will be due not later than thirty (30) days after receipt of funds by the designated payees, and (ii) their right to assign payments will be limited to the net amount due to them after payment of Representative's fees and any expense reimbursements from Clients which are due to Representative under this Agreement.

           8. THIRD PARTY PROFESSIONAL SERVICES. Representative will coordinate its activities under this Agreement with legal, tax and/or accounting work performed on GBI's and Nicklaus' behalf by their professional advisors. It is understood and agreed that Representative's personnel are not licensed to provide, and will not provide, independent public accounting or legal services on behalf of GBI in connection with the negotiation and drafting of Service Contract and the structuring of related transactions for liability and tax purposes. GBI and Nicklaus shall be responsible for retaining all professional advisors as necessary to protect their interests under any Service Contracts and for payment of the fees and expenses of such persons from their net receipts under this Agreement unless otherwise agreed at the time such services are provided. The parties acknowledge and agree that GBI and Nicklaus shall be free to retain the services of professionals who provide similar services for Representative in connection with marketing transactions handled by Representative for its own account, and that the representation of GBI and Nicklaus by such persons in connection with the Service Contracts to be negotiated and performed under this Agreement does not create any conflict with the interests of Representative under this Agreement as GBI's exclusive marketing representative.

           9. TERM; RENEWAL. The term of this Agreement will begin on the "Effective Date", which for purposes of this Agreement shall have the same meaning and be deemed to occur simultaneously with the Effective Date defined in
Section 4 of that certain Agreement and Plan of Reorganization between GBI and Representative of even date herewith, and will end on December 31, 2006, unless otherwise terminated or renewed as provided below.

           (a) Either party may terminate this Agreement in the event of a material breach by the other party on ninety (90) days written notice specifying the breach, unless the other party has cured the breach to the reasonable satisfaction of the


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notifying party within such notice period. Representative shall have a special right to terminate this Agreement, without cause, at the end of any calendar year, commencing with the end of calendar year 1997, by giving written notice to GBI of its intent to terminate not later than July 1 of the year in which such termination is to be effective. As a condition to such termination, Representative shall make reasonable efforts to continue its marketing activities and to arrange for an orderly transition of all marketing and management responsibilities with respect to prospective Clients and Service Contracts to GBI or its designated successor representative(s) prior to the effective date of such termination.

         (b) This Agreement shall terminate automatically in the event that either party suffers or commits any of the following acts of default, unless such default is waived in writing by the non-defaulting party upon such assurances of cure and future performance as such non-defaulting party may reasonably request: (1) institutes voluntary proceedings under any bankruptcy or insolvency law or other law for the benefit of creditors or the relief of debtors, becomes the subject of involuntary bankruptcy proceedings instituted by other parties, and such proceedings are not dismissed within sixty (60) days of the commencement thereof, or is adjudicated bankrupt or insolvent in any legal proceedings, (2) makes a general composition, assignment for the benefit of its creditors, or other common-law or statutory arrangement for compromise of its indebtedness to general creditors, (3) is voluntarily or involuntarily dissolved, becomes the subject of any seizure or receivership affecting its ability to perform this Agreement, or ceases its business or materially curtails any part of the business activities contemplated by this Agreement, or (4) voluntarily transfers all or a substantial part of the employees, or conveys all or a substantial part of the assets or intangible rights necessary to perform this Agreement, without a permitted assignment of this Agreement to the transferee. Any termination under this subparagraph shall be without prejudice to any other right or remedy which the non-defaulting party may have as a result of such event or events, and shall not release the defaulting party from any damage claims arising under this Agreement as a result of such default unless otherwise agreed in writing.

         (c) The expiration or earlier termination of this Agreement shall not affect Representative's right to receive fees under Paragraph 5, above, with respect to any Service Contract concluded by GBI (i) prior to the effective date of such termination, or (ii) within a period of six (6) months after the effective date of such termination, if such contract is with any Client actively solicited by Representative during the term of this Agreement. Representative's rights to payment with respect to such Service Contracts shall continue at the agreed rate until the expiration or earlier termination of the contract term in force on the effective date of the termination of this Agreement or on the date of execution of such Service Contract, whichever last occurs, and shall not apply to any renewal or extension of such Service Contract other than by exercise by a Client of an option to renew on terms contained in such Service Contract or otherwise negotiated by Representative on behalf of GBI prior to the expiration of this Agreement. GBI and Nicklaus shall be free to renegotiate any Service Contract subject to this Agreement


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prior to the termination of Representative's rights hereunder, provided that
Representative's rights to payment shall continue only as to the original compensation levels and stated term of such Service Contract, and shall not apply to any additional compensation or term extensions obtained by GBI or Nicklaus in such renegotiation.

         (d) Upon the expiration of the initial term of this Agreement, Representative shall have the option to renew this Agreement for successive three (3) year terms subject to its satisfactory performance of its responsibilities to GBI under this Agreement through the effective date of such renewal. Any such option shall be exercised by Representative in a written notice given to GBI not later than July 1 of the calendar year in which the initial term or then current renewal term expires. A renewal shall be effective automatically if due notice is given unless GBI makes a written objection to such renewal on or before its effective date, which objection shall state in reasonable detail the reasons for GBI's dissatisfaction with Representative's performance and the actions reasonably necessary for Representative to remedy the recited problems. The delivery of a written objection to renewal by GBI shall, if necessary, extend the term of this Agreement for a minimum period of ninety (90) days from the date of such notice, if such period is longer than the remaining stated term then in force, which extension is made for the purpose of allowing the parties to resolve the matters raised in such notice to their mutual satisfaction.

           10. ASSIGNMENT; SUBCONTRACTING. Representative shall not assign any of its rights or delegate any of its duties hereunder to any third party, other than a wholly owned subsidiary of Representative, without the prior written consent of Nicklaus as the principal of GBI, and any purported assignment or sublicensing by Representative without such consent shall be of no force or effect.

         (a) It is understood and agreed that Representative may, in the normal course of its business, subcontract with brokers, finders and other parties having contact with Clients for the purpose of obtaining introductions and sales assistance in the solicitation and negotiation of Service Contracts with such Clients. Such activities shall not be deemed a prohibited assignment of this Agreement, provided, however, that Representative shall give prior written notice to GBI of the identity, business address, and scope of the duties of any broker, finder or representative authorized to solicit Clients and the Clients to be assigned to such person. Unless GBI makes a reasonable objection to such a person within fifteen (15) days of such notice, Representative shall be authorized to enter into a subcontract with such person consistent with the matters stated in such notice.

         (b) Notwithstanding the ability of Representative to deal with brokers or finders as authorized under subparagraph (a), above, Representative acknowledges that any representation arrangement between Representative and another marketing or sales representative shall be deemed an assignment by Representative subject to the requirements of this Paragraph 10 if such arrangement provides the representative with exclusivity regarding classes of Clients or defined geographic territories, or delegates all or substantially all of Representative's obligations to market, sell and negotiate with


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Clients or provide management services within such classes or territories, regardless of the form of such transaction. No such arrangement shall be developed without the prior consent of GBI, and GBI shall have the right to approve any agreements between Representative and the representative documenting such arrangement in order to assure that its rights under this Agreement are protected.

         (c) Notwithstanding the approval by GBI of an assignment under this Paragraph 10, no assignment by Representative of its rights hereunder or delegation of its duties shall relieve Representative of any of its obligations hereunder, and any permitted assignee of Representative shall be subject to the restrictions imposed on Representative under this Paragraph 11 with respect to any further assignment of its rights or delegation of duties under this Agreement.

           11. OTHER BUSINESS OPPORTUNITIES. GBI acknowledges that Representative has been authorized by GBI to explore, develop and promote other business and licensing opportunities involving GBI and related intangible rights associated with Nicklaus, and that business opportunities may be presented to or developed by Representative as an result of its efforts and involvement in the promotion and solicitation of Service Contracts for Nicklaus' services. In the event that such opportunities consist of design services offered by GBI's Nicklaus Design division or Nicklaus' personal services and his endorsement as a designer of golf courses of a finished golf course, a daily fee golf project, or a residential real estate project, the parties agree that the commission rates payable and procedures applicable to design and related consulting agreements under that certain Design Services Marketing Agreement between GBI and Representative will apply to the negotiation, consummation and management of such activities. In the event that such opportunities involve any matter included within the those Retained Businesses of GBI (as more particularly described in Schedule "A" of that certain Trademark License Agreement of even date herewith between Golden Bear and GBI), Representative agrees to refer such opportunities to GBI free and clear of any claims for compensation under this Agreement, provided that Representative shall have a right of first negotiation to furnish any goods or services available from Representative, its corporate affiliates, or its licensees which are reasonably required in connection with the development and operation of such Retained Business. All other business opportunities generated by Representative in connection with the performance of its duties under this Agreement shall be for the sole and exclusive account of Representative, and may be pursued in its sole discretion without obligation to GBI under this Agreement subject only to those restrictions which may apply under another written agreement between the parties.

         12.      MISCELLANEOUS.

         (a) CHOICE OF LAW; ARBITRATION. This agreement shall be construed and enforced in accordance with the internal laws of the State of Florida without regard to conflicts of laws rules which might otherwise be applied. The parties agree, except as otherwise expressly set forth herein, that all disputes involving the construction or enforcement of this Agreement shall be resolved by binding arbitration before a single


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arbitrator pursuant to the Commercial Arbitration Rules of the American
Arbitration Association ("AAA") and the Federal and Florida Arbitration Acts. The parties agree that the location of any such arbitration shall be at a site selected by the arbitrator in Palm Beach County, Florida, unless otherwise agreed at the time the dispute is submitted to the AAA. In accordance with the Federal and Florida Arbitration Acts, any party may apply to any court of competent jurisdiction to compel arbitration in accordance with this subparagraph or to enforce any award rendered by the arbitrator in a proceeding conducted hereunder in accordance with its terms. Unless otherwise agreed in writing by the parties, legal action to compel any arbitration involving the construction or enforcement of this Agreement may be brought by either party in that State or Federal Court having subject matter jurisdiction over the cause which is located in Palm Beach County, Florida, and each of the parties to this Agreement hereby agrees to submit to the personal jurisdiction of such Courts regardless of the domicile of such party at the time such action is filed. In any arbitration under this subsection, the arbitrator shall have the authority to award to the prevailing party attorneys' fees and expenses in accordance with the provisions of subparagraph (e) of this Section.

         (b) NOTICES. Any notice to be given under this Agreement shall be made in writing and shall be sent to the address of the intended recipient as set forth at the beginning of this Agreement or the facsimile number set forth on the signature page, or to such other address or facsimile number as may be designated in a written notice meeting the requirements of this subsection. Notices under this subparagraph will be effective: (i) if mailed by certified mail, return receipt requested, three (3) days after the date the notice is deposited, postage paid with the United States Postal Service, as shown by its receipt for certified mail; (ii) if sent via courier service or express delivery, upon the date of actual delivery as endorsed by the carrier or person accepting such delivery for the recipient of such notice, or (iii) if sent via facsimile to the telephone numbers given by the recipients of such notice, on the date of transmission as shown by the confirmation forms printed by the sending machine showing the recipients' station identification and verification of error free communication, provided that confirmation copies of the notice are sent to the recipient via certified mail or courier as provided above not later than the day following the date of such confirmed facsimile transmission.

         (c) ENTIRE AGREEMENT; AMENDMENT. This Agreement and the annexed schedules constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended or modified, or any right or obligation of a party hereunder waived or released, except in a written document signed by the party to be charged with such amendment, modification, waiver or release.

           (d) COUNTERPARTS. This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           (e) EXPENSES; ATTORNEYS' FEES. Except as otherwise expressly provided in this Agreement, each party shall be responsible for payment of its own expenses


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(including, without limitation, the fees and expenses of their agents, representatives, counsel and accountants) incidental to the preparation and carrying out of this Agreement. In the event any party is required to retain the services of an attorney to enforce the rights of such party under this Agreement, or to require a construction of this Agreement or declaration or determination of the rights of any party hereunder, the prevailing party or parties in any subsequent litigation involving such matter shall be entitled to receive an award of all attorneys' fees incurred by them in connection with such matter, including any fees incurred for review, negotiation, settlement, preparation of pleadings, trial or appeal.

         (f) PARAGRAPH HEADINGS. The paragraph headings are inserted for convenience of reference only, and shall not affect the interpretation or construction of any of the express terms of this Agreement.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the date first set forth above.

GOLDEN BEAR INTERNATIONAL, INC.              GOLDEN BEAR GOLF, INC.



By: _______________________________        By:___________________________
      Name:                                   Name:
      Title:                                  Title:
      Its Authorized Signatory                Its Authorized Signatory
      Facsimile Number:  (561) 626-4104       Facsimile Number:  (561) 626-4104






                                              Jack W. Nicklaus
                                              Facsimile Number:  (561) 626-4104


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                                  SCHEDULE "1"

                      Identification of Existing Contracts



         1. Trademark License Agreement between GBI and Dunlop Slazenger Corporation, dated as of September 1, 1994.

         2. Endorsement Agreement between GBI and Gulfstream Aerospace Corporation dated as of September 1, 1994,

         3. Personal Services and Promotional Agreement between GBI and Young & Rubicam Detroit on behalf of its client, the Lincoln-Mercury Division of the Ford Motor Company, dated April 13, 1993, commencing June 1, 1993.

         4. Endorsement Agreement between GBI and Rolex Watches dated March 16, 1995.

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